Exhibit 2.10

A M D _ P C Page 1 of 2 Rev. 12/20/2016 Document must be filed electronically. Paper documents are not accepted. Fees & forms are subject to change. For more information or to print copies of filed documents, visit www.sos.state.co.us. ABOVE SPACE FOR OFFICE USE ONLY Articles of Amendment filed pursuant to † 7 - 90 - 301, et seq. and † 7 - 110 - 106 of the Colorado Revised Statutes (C.R.S.) 1. For the entity, its ID number and entity name are ID number Entity name Notice : Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes. This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered. 6. The true name and mailing address of the individual causing the document to be delivered for filing are (Postal/Zip Code) (City) (Province – if applicable) _ 1 _ 9 _ 9 _ 9 1 _ 0 _ 8 _ 9 _ 0 7 _ 5 (Colorado Secretary of State ID number) _ R _ e u _ n _ i t _ e I n v _ e _ s _ t m e _ n t s I n c _ . . 2. The new en ti t y na m e ( i f app li cab l e) i s _ T _ o _ r _ q _ u _ e L _ i _ f e s _ t y _ l _ e B _ r _ a _ n _ d _ s _ , I n _ c _ . . 3. (If the following statement applies, adopt the statement by marking the box and include an attachment.) 俺 This document contains additional amendments or other information. 4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment. 5. ( Caution : Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.) (If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.) The delayed effective date and, if applicable, time of this document is/are . (mm/dd/yyyy hour:minute am/pm) _ K _ E A _ V E _ N E _ Y _ R _ HON _ DA (Last) (First) (Middle) (Suffix) _ P _ O B _ O X 2 _ 6 _ 4 _ 9 _ 6 (Street name and number or Post Office Box information) _ S _ C O _ T T _ S D _ A _ L E _ A _ Z _ 8 _ 5 _ 2 _ 55 (State) _ U _ n it _ e _ d S _ t _ a _ te s _ (Country – if not US) Colorado Secretary of State Date and Time: 07/27/2020 11:06 AM ID Number: 19991089075 Document number: 20201648291 Amount Paid: $25.00

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A M D _ P C Page 2 of 2 Rev. 12/20/2016 (If the following statement applies, adopt the statement by marking the box and include an attachment.) This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing. Disclaimer: This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s).

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UNANIMOUS WRITTEN CONSENT OF THE
MEMBERS OF THE BOARD OF DIRECTORS OF
COMMODORE INTERNATIONAL CORPORATION

The undersigned, constituting all of members of the Board of Directors (the "Board") of COMMODORE INTERNATIONAL CORPORATION, a Colorado corporation (the "Corporation"), by written consent pursuant to the authority contained in the corporate laws of the State of Colorado and without the formality of convening a meeting, do hereby consent to the following actions of the Company, to be effective as of the 23rd day of July 2020.

WHEREAS, the Board believes that it is in the best interests of the Corporation to amend its Articles of Incorporation and effect a 1 for 400 reverse stock split.

WHEREAS, the Board believes that it is in the best interests of the Corporation to amend its Articles of Incorporation and change its name to Torque Lifestyle Brands, Inc.

Now therefore,

BE IT RESOLVED, the Corporation is hereby authorized to amend its Articles of Incorporation to reverse its common stock at a ratio of 1 for 400.

FURTHER RESOLVED, the Corporation is hereby authorized to amend its Articles of Incorporation and change its name to Torque Lifestyle Brands, Inc.

FURTHER RESOLVED, that the Corporation shall attach the reverse stock split and name change amendment to its Articles of Incorporation, in the form attached hereto as Exhibit "A" (the "Reverse Stock Split/Name Change Amendment") and maintains a copy thereof with the Corporation's records.

RESOLVED FURTHER, that the officers of the Corporation be and hereby are authorized, empowered and directed to take any and all actions and to execute, deliver and file any and all agreements, instruments and documents as the officer or officers so acting shall determine to be necessary or appropriate to consummate the transactions contemplated by the foregoing resolutions. The taking of such action is to be conclusive evidence that the same was deemed to be necessary or appropriate and was authorized hereby.

The undersigned, constituting the entire Board of Directors, hereby consent to and adopt the foregoing.

/s/ David Lovatt	/s/ Leonard Armenta
David Lovatt, Director	Leonard Armenta, Director

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COMMODORE INTERNATIONAL CORPORATION

Unanimous Written Consent Of Majority Shareholders

The undersigned, being the Majority Shareholders (the "Shareholder'') of Commodore International Corporation, a Colorado Corporation (the "Corporation"), does hereby consent to adopt and ratify, as of this 23rd day of July 2020, to the following proposals and recitals.

WHEREAS, the Shareholders have approved l for 400 reverse stock split.

WHEREAS, the Shareholders have approved the Corporation's name change, Torque Lifestyle Brands, Inc.

Now therefore,

IT IS RESOLVED, the Shareholders are authorized and empowered to direct the Board of Directors to conduct a l for 400 reverse stock split.

FURTHER RESOLVED, the Shareholders are authorized and empowered to direct the Board of Directors to change the Corporation's name to Torque Lifestyle Brands, Inc.

FURTHER RESOLVED, the Shareholder, be and hereby authorized, empowered and directed to approve all actions proposed by the Board of Directors. The taking of such action is to be conclusive evidence that the same was deemed to be necessary or appropriate and was authorized hereby.

IN WITNESS WHEREOF, the undersigned being the Shareholder of Commodore International Corporation, has executed this Consent as of the day and year first written above.

/s/ David Lovatt	/s/ Leonard Armenta
David Lovatt, Majority Shareholder	Leonard Armenta, Majority Shareholder
200,000 Preferred A Shares	200,000 Preferred A Shares
(1,000 for 1 Conversion and Voting Rights)	(1,000 for 1 Conversion and Voting Rights)

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